UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2008

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 312-930-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Effective as of February 6, 2006, Chicago Mercantile Exchange Inc. ("CME"), a wholly-owned subsidiary of CME Group Inc. (the “Company”), entered into an employment agreement with John P. Davidson III, a copy of which was filed with the Securities and Exchange Commission on a Current Report on Form 8-K on February 8, 2006, which is hereby incorporated by reference.

On March 10, 2008, Mr. Davidson notified CME of his intentions to resign to pursue other opportunities. Mr. Davidson intends to remain with the Company for a period of time to ensure a smooth transition to his successor. As a result of Mr. Davidson’s voluntary resignation, his employment agreement will terminate in accordance with Section 6(e).

Ken Vroman, 36, will assume the role of Managing Director, Chief Corporate Development Officer, reporting to the Company’s President, Phupinder S. Gill.

Mr. Vroman previously served as Managing Director, Corporate Development and Managing Director, Information and Technology Services. He has led strategic planning efforts throughout his career at CME, and he also developed the company’s first program management function. Vroman played a key leadership role in integration planning associated with the CME/CBOT merger in 2007, the CME/CBOT clearing agreement in 2003 and 2004 and the company’s initial public offering in 2002.

Mr. Vroman earned a bachelor’s degree in applied computer science from Illinois State University and a master’s of management degree, with emphasis in finance and marketing, from the J.L. Kellogg School of Management at Northwestern University.

Mr. Vroman will participate in the Company’s compensation program upon terms commensurate with other executives at the level of the Management Team.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.02 above is hereby incorporated by reference under this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

March 13, 2008	By:	Kathleen M. Cronin
	Name:	Kathleen M. Cronin
	Title:	Managing Director, General Counsel and Corporate Secretary